For further information contact:

Ernie Mrozek (CFO) 901.766.1268

Steve Bono (COM) 630.663.2150

Bruce Byots (INV) 630.663.2906

FOR IMMEDIATE RELEASE

October 30, 2006

SERVICEMASTER TO CONSOLIDATE HEADQUARTERS:

WILL MOVE OFFICES TO THE MEMPHIS AREA

DOWNERS GROVE, Illinois, October 30, 2006 – The ServiceMaster Company (NYSE: SVM) today announced the company will consolidate its corporate headquarters into its operations center in Memphis, Tennessee. The Company’s current headquarters at Downers Grove, Illinois, will be closed. The transition to Memphis is scheduled to be completed by July, 2007.

“We are committed to building even closer working relationships between our functional and operational teams. It makes sense to have those teams housed at our Memphis campus, where we have the largest investment and concentration of employees and operations,” said J. Patrick Spainhour, Chairman and Chief Executive Officer. “We have a talented and dedicated team in Downers Grove and hope that many of them will decide to make the move to Memphis.”

“Memphis is a thriving and business-friendly city that will offer us ample opportunity to grow the company and contribute to the community in meaningful ways,” continued Spainhour. “We’ve been fortunate to receive the cooperation and support of many state and local leaders including Governor Bredesen, Commissioner of the Tennessee Department of Economic and Community Development Matt Kisber, Mayor Herenton, Shelby County Mayor Wharton, and President and CEO of the Memphis Regional Chamber John Moore, and many others.”

The existing Downers Grove office currently serves as an administrative office for the corporate finance, accounting, tax groups, as well as portions of its legal and information technology functions. ServiceMaster once employed 1,200 people in Downers Grove but, after the sale of its Management Services division in 2001, only 220 employees remained at the facility. Today 170 people work in the Downers Grove office while over 2,000 employees work at the Company’s Memphis campus.

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned locations and franchised licenses. The Company’s brands include TruGreen ChemLawn, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.